Exhibit 99.1

      Cohesant Technologies Reports Results For Fiscal 2005 First Quarter

    INDIANAPOLIS--(BUSINESS WIRE)--March 17, 2005--Cohesant Technologies Inc. (Nasdaq:COHT) today reported its results for the first quarter of fiscal 2005.
    For the quarter ending February 28, 2005, net sales increased to $4,260,799 from $4,235,450. The Company had first quarter net income of $237,635, a decrease of $50,865 from the $288,500 earned in the first quarter of fiscal 2004. On a fully diluted per share basis, net income was $.09 in the current quarter compared to $.11 last year. Sales of Equipment and Parts increased 2%, while sales of Coatings decreased 2% from the comparable prior year period. Although Equipment and Parts sales continued to strengthen in the first quarter, sales of Coatings and ancillary equipment continued to be negatively affected in December (and to a lesser extent in January) by the inclement weather in key geographic areas which delayed many construction projects and by exhausted municipal maintenance budgets at the end of 2004.
    Morris H. Wheeler, the Company's President and Chief Executive Officer, stated, "Our first quarter earnings were adversely affected by a combination of continued weakness in sales of our high margin Coatings products and by increasing raw materials costs. Coatings sales, however showed signs of a rebound in the month of February and we are hopeful that this strength will continue through the 2nd quarter and beyond." Mr. Wheeler further stated, "The earnings gains seen over the past few years have been primarily the result of operational changes and to a lesser degree sales growth. Maintaining and expanding on those gains will require additional investment in systems and human resources. We designed the process improvement project to allow us to maintain and accelerate the rate of sales and earnings growth that we have seen over the past few years by increasing the volume and efficiency of our business. As a result of these operational changes and investments, we are prepared to focus on increasing sales growth which should play a greater role in driving future earnings gains."
    Cohesant Technologies Inc., based in Indianapolis, Indiana, designs, develops, and manufactures specialized dispense equipment and specialty coating products through its two subsidiaries: GlasCraft, Inc., and Raven Lining Systems, Inc. GlasCraft and, to a limited extent, Raven Lining Systems manufactures dispense equipment for applying plural component materials such as polyesters, polyurethanes, polyureas, and epoxies. Raven Lining Systems, Inc. manufactures and sells the Raven and AquataPoxy line of high-performance coating systems. These coatings are resistant to water and corrosive breakdown by most acids and solvents and are used in many applications, including drinking water distribution and sewage collection systems.
    (Table follows)



                      COHESANT TECHNOLOGIES INC.
                  Summary Financial Data (Unaudited)
----------------------------------------------------------------------
                                 Three Months Ended Three Months Ended
                                  February 28, 2005 February 29, 2004
----------------------------------------------------------------------
Net sales                            $4,260,799        $4,235,450

Income before income taxes              383,284           459,755

Net income                             $237,635          $288,500

Basic and diluted net income per share    $0.09             $0.11

Average number of common
 shares outstanding:
   Basic                              2,624,798         2,581,894
   Diluted                            2,735,263         2,666,572


    Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural component dispense systems and a reduction in growth of markets for the Company's epoxy coating systems.


    CONTACT: Cohesant Technologies Inc.
             Morris H. Wheeler, 317-871-7611